Exhibit 99.1

American Apparel Appoints Chelsea A. Grayson as General Counsel

Ms. Grayson Replaces Interim General Counsel Tobias S. Keller

LOS ANGELES, November 21, 2014 - The Board of Directors of American Apparel, Inc. (NYSE MKT: APP), a vertically-integrated manufacturer, distributor, and retailer of branded fashion-basic apparel, today announced the appointment of Chelsea A. Grayson as Executive Vice President, General Counsel, and Secretary of the Company, effective as of December 15, 2014. Tobias S. Keller will continue to serve as Interim General Counsel until Ms. Grayson’s employment commences, at which time he has agreed to resign from such position.

Chelsea Grayson has more than 15 years of experience in private practice as a corporate attorney with the law firms of Jones Day and Loeb & Loeb LLP, where she was a partner in the corporate groups of both firms. Her experience includes private placements of equity and debt securities for public and private companies, joint ventures and strategic alliances, and mergers and acquisitions for clients in a variety of industries, including retail. Ms. Grayson, a Los Angeles native, is a member of the State Bar of California and received a B.A. from the University of California, Los Angeles and a J.D. from Loyola Law School.

Scott Brubaker, Interim Chief Executive Officer, said, “The Board and I are delighted to welcome Chelsea Grayson to American Apparel. Her legal expertise and retail industry experience will add strength and depth to our senior management team, and we are looking forward to working with her.”

Chelsea Grayson replaces Tobias S. Keller, who has been serving as Interim General Counsel since June 2014.

“We also want to thank Tobias Keller for his service and contributions to American Apparel,” said Brubaker. “We appreciate his willingness to serve temporarily as Interim General Counsel of the Company and we wish him success in his future endeavors.”

About American Apparel
American Apparel is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of September 30, 2014, American Apparel had approximately 10,000 employees and operated 245 retail stores in 20 countries including the United States and Canada. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

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John Dillard
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